EXHIBIT 99.4

THIRD AMENDMENT

TO THE

EQT CORPORATION 2020 LONG-TERM INCENTIVE PLAN

THIS THIRD AMENDMENT (this “Third Amendment”) to the EQT Corporation 2020 Long-Term Incentive Plan (as amended on April 20, 2022, and as further amended on July 22, 2024, the “Plan”) is hereby made as of April 14, 2026. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

AMENDMENT

1.             Effective Date. This Third Amendment shall be effective as of the date of its approval by the majority of the shareholders of EQT Corporation, a Pennsylvania corporation (the “Company”, and such date of approval, the “Third Amendment Effective Date”). For the avoidance of doubt, if such shareholder approval does not occur during the Company’s 2026 annual shareholder meeting, this Third Amendment shall be null and void ab initio and of no force and effect.

2.             Authority to Amend the Plan. Pursuant to Section 10 of the Plan, the Board may amend the Plan, subject to approval of the shareholders of the Company, to increase the number of Shares available under the Plan and to extend the term of the Plan.

3.             Amendments to the Plan.

(a)           Section 2.01 of the Plan is hereby amended to add the following new definition to the end of Section 2.01, as a new Section 2.01.38:

“2.01.38. “Third Amendment Effective Date” has the meaning provided in that certain Third Amendment to the Plan (dated as of April 14, 2026).”

(b)           Section 4.01 of the Plan is hereby amended by deleting the first sentence of such section in its entirety and replacing such sentence with the following, in order to increase the number of shares of Common Stock reserved for issuance with respect to Awards:

“The maximum number of Shares that may be issued in respect of Awards granted under this Plan shall be (i) any Shares that remained available for issuance under the Plan as of immediately prior to the Third Amendment Effective Date, plus (ii) an additional 34,000,000 Shares that may be issued in respect of Awards granted under this Plan following the Third Amendment Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 8 (collectively, the “Share Reserve”).”

(c)           Section 4.01 of the Plan is hereby amended by deleting the last sentence of such section (which sentence was previously added to the end of Section 4.01 pursuant to that certain Second Amendment to the Plan (dated as of July 22, 2024) (the “Second Amendment”)) in its entirety and replacing such sentence with the following, in order to eliminate the ability under the Plan to continue to utilize ETRN Shares (as defined in the Second Amendment) as Shares that may be issued in respect of Awards granted under the Plan:

“The Shares that may be issued in respect of Awards granted under this Plan prior to the Third Amendment Effective Date shall include the shares of common stock, no par value, of Equitrans Midstream Corporation that were available for issuance as of July 22, 2024 under the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan, assumed by the Company, and adjusted into 17,409,957 Shares (the “ETRN Shares”); provided that notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 13 of the Plan), (x) the ETRN Shares may not be issued in respect of Awards granted on or after the Third Amendment Effective Date and (y) the ETRN Shares may not be issued in respect of Awards granted to individuals who were employed by the Company or an Affiliate thereof immediately prior to July 22, 2024.”

(d)           Section 13 of the Plan is hereby amended by deleting the last sentence of such section in its entirety and replacing such sentence with the following, in order to extend the term of the Plan commensurate with the Third Amendment Effective Date:

“Absent additional shareholder approval, (i) no Incentive Stock Option may be granted under this Plan subsequent to April 14, 2036 and (ii)  no other Award may be granted under this Plan subsequent to the Company’s Annual Meeting in 2036.”

4.             Effect of the Third Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect. Any reference to the Plan contained in any notice, request or other document executed concurrently with or after the Third Amendment Effective Date shall be deemed to include this Third Amendment, unless the context shall otherwise require.

5.             Governing Law. This Third Amendment shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without reference to any choice of law rules that would require the applicable of the laws of any other jurisdiction).

6.             Headings. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this amendment for any other purposes.

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